Exhibit  99.1

     FOR  IMMEDIATE  RELEASE                        CONTACT:  Stephen  Yates
                                                    Predictive  Systems,  Inc.
                                                    212-659-3713

  PREDICTIVE SYSTEMS ANNOUNCES SUCCESSFUL COMPLETION OF EMPLOYEE VOLUNTARY STOCK
                             OPTION EXCHANGE PROGRAM

     New York, NY - October 18, 2002 - Predictive Systems (Nasdaq: PRDS), a leading network infrastructure and security consulting firm, today announced the successful completion of its employee voluntary stock option exchange program. Predictive Systems has accepted all eligible options to purchase common stock validly tendered for exchange pursuant to the Company's Offer to Exchange. Approximately 77% of Predictive Systems' eligible employees participated in the program.

     Participating employees had certain of their existing options cancelled as of October 17, 2002 and received new options at a strike price equal to today's closing market price of $0.22 per share. 500,000 of Predictive Systems CEO's two million options were eligible to be exchanged pursuant to the option exchange program and have been cancelled and reissued. The remaining 1.5 million options were amended to give them the same terms as if they had been eligible to be exchanged in the option exchange program.

     About  Predictive  Systems:

     Predictive Systems, Inc. (NASDAQ: PRDS) is a leading consulting firm focused on building, optimizing, and securing high-performance infrastructures to increase operational efficiency, mitigate risk, and empower the business initiatives of Fortune 1000 companies. The firm's BusinessFirst approach maps technology solutions to business goals, and delivers measurable results. Headquartered in New York City, Predictive Systems has regional offices throughout the United States. Internationally, it has offices in Germany, the Netherlands, and the UK. For additional information, please contact Predictive Systems at 212-659-3400 or visit www.predictive.com.

     This press release contains statements of a forward-looking nature relating to future events or future financial results of Predictive Systems. Investors are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, investors should specifically consider various factors that could cause actual events or results to differ materially from those indicated from such forward-looking statements, including the matters set forth in Predictive Systems' reports and other documents filed from time to time with the Securities and Exchange Commission.

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Predictive  Systems,  the  Predictive  Systems  logo,  BusinessFirst, and Global
Integrity are trademarks or registered trademarks of Predictive Systems, Inc. All other brands or product names are trademarks or registered trademarks of their respective companies.
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